Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2021, with respect to the consolidated financial statements of Nu Holdings Ltd., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

São Paulo, Brazil
November 01, 2021